The Jensen Portfolio, Inc.
Registration No. 811-06653
Form N-SAR
Annual Period Ended May 31, 2007

Sub-Item 77C:  Matters Submitted to a Vote of Security Holders

A Special Meeting of Shareholders of The Jensen Portfolio, Inc. (the “Fund”), adjourned on November 13, 2006, was held on December 13, 2006 (the “Special Meeting”) at the offices of Jensen Investment Management, Inc., the investment adviser to the Fund (the “Adviser”).  The purpose of the Special Meeting was to approve a new investment advisory agreement between the Fund and the Adviser.  As of the record date, September 7, 2006, there were 81,890,299 shares issued and outstanding and entitled to vote at the Meeting.  A total of 43,538,504.24 shares were present in person or by proxy at the Special Meeting.

The results of the vote at the Special Meeting with respect to the new investment advisory agreement were as follows:

Number of Shares Voted
FOR	AGAINST	ABSTAIN
42,343,639.51	457,985.13	736,879.60

Percentage of Shares Voted
FOR %	AGAINST %	ABSTAIN %
97.26%	1.05%	1.69%

Percentage of Shares Outstanding
FOR %	AGAINST %	ABSTAIN %
51.70%	0.56%	0.90%